Wilmer, Cutler & Pickering
                                100 Light Street
                              Baltimore, Maryland
                             (410) 986-2800 (phone)
                              (410) 986-2828 (fax)






                                       September 19, 1997



Sinclair Broadcast Group, Inc.
2000 West 41st Street
Baltimore, Maryland 21211

          Re:  Sinclair Broadcast Group, Inc. Registration Statement on Form S-3

Dear Ladies and Gentlemen:

          We have acted as counsel to Sinclair Broadcast Group, Inc., a Maryland corporation (the "Company"), in connection with a Registration Statement (as amended, and including prospectus supplements filed pursuant to Rule 424 of the Securities Act of 1933, the "Registration Statement") on Form S-3 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of the issuance by the Company of, among other things, 4,000,000 shares of Class A Common Stock of the Company, par value $0.01 per share (the "Class A Common Stock"), 3,000,000 shares of $3.00 Series D Convertible Exchangeable Preferred Stock, par value $0.01 per share (the "Convertible Exchangeable Preferred Shares"), and 6% Convertible Subordinated Exchange Debentures due September 15, 2012 (the "Exchange Debentures") and the sale by certain Selling Stockholders identified therein of up to 1,300,000 shares of Class A Common Stock (together with the 4,000,000 shares of Class A Common Stock offered by the Company, the "Class A Common Shares"). The Class A Common Shares are to be sold pursuant to an Underwriting Agreement (the "Common Stock Underwriting Agreement") by and among the Company, certain Selling Stockholders named therein, and Smith Barney Inc., BT Alex. Brown Incorporated, Credit Suisse First Boston Corporation, Salomon Brothers Inc, Chase Securities Inc. and Furman Selz LLC (the "Representatives"), as representative of the Underwriters. The Convertible Exchangeable Preferred Shares are to be sold pursuant to an Underwriting Agreement (the "Preferred Stock Underwriting Agreement") by and among the Company and the Representatives.

          For the purposes of this opinion, we have examined copies of the following documents:

          1.   The Registration Statement;

Sinclair Broadcast Group, Inc.
September 19, 1997
Page 2


          2.   The  Amended  and  Restated  Articles  of  Incorporation  of  the
               Company;

          3.   The Articles  Supplementary to the Amended and Restated  Articles
               of  Incorporation  of  the  Company   governing  the  Convertible
               Exchangeable Preferred Shares;

          4. The form of the Subordinated Indenture (the "Indenture") between the Company and the First Union National Bank, as Trustee (the "Trustee");

          5. The form of the First Supplemental Indenture (the "Supplemental Indenture") between the Company and the Trustee;

          6.   The Bylaws of the Company;

          7.   The Common Stock Underwriting Agreement;

          8.   The Preferred Stock Underwriting Agreement; and

          9. The Resolutions of the Board of Directors of the Company dated September 12, 1997.

          In our examination of the aforesaid documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies.

          This opinion is limited to the laws of the United State, the General Corporation Law of Maryland and New York contract law (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York). We are members of the Bar of the State of Maryland and do not hold ourselves out as being experts in the laws of any other jurisdiction. Although we do not hold ourselves out as being experts in the laws of any other jurisdiction, we have made such investigation of the laws of the State of New York as we deemed necessary to express the opinions set forth herein. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect.

          Based upon, subject to, and limited by the foregoing, we are of the opinion that:

Sinclair Broadcast Group, Inc.
September 19, 1997
Page 3

          1. The Class A Common Shares have been lawfully and duly authorized and such Class A Common Shares, when issued and delivered in accordance with the terms of the Common Stock Underwriting Agreement, will be validly issued, fully paid and nonassessable.

          2. The Convertible Exchangeable Preferred Shares have been lawfully and duly authorized and such Convertible Exchangeable Preferred Shares, when issued and delivered in accordance with the terms of the Preferred Stock Underwriting Agreement, will be validly issued, fully paid and nonassessable.

          3. The Company has the legal authority to issue the Exchange Debentures that may be issued upon conversion of the Convertible Exchangeable Preferred Shares and such Exchange Debentures, when issued and delivered in accordance with the Indenture and the Supplemental Indenture, will, assuming due authorization prior to such issuance, constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except as (a) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws now or hereinafter in effect relating to or affecting the enforcement of creditors' rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether considered in a proceeding at law or in equity).

          We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion has been prepared solely for your use in connection with the filing of the Form 8-K on September 22, 1997 and incorporation by reference into the Registration Statement, and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent.

          We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and incorporation by reference into the Registration Statement and to the use of our name therein under the caption "Legal Matters."

                                       Sincerely,

                                       WILMER, CUTLER & PICKERING


                                       By:  /s/ John B. Watkins
                                          --------------------------------------
                                                John B. Watkins, a partner